UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2017

INOVALON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36841 (Commission File Number)	47-1830316 (IRS Employer Identification No.)

4321 Collington Road Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

The disclosure contained in Item 5.02 of this Current Report on Form 8-K pertaining to Shauna L. Vernal’s Amended & Restated Employment Agreement, dated December 3, 2014, with Inovalon Holdings, Inc. (the “Company”), is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 30, 2017, Shauna L. Vernal will cease to be the Company’s Chief Legal Officer and Corporate Secretary. Ms. Vernal will remain as an employee of the Company through December 31, 2017.

As a result of Ms. Vernal’s departure from the Company, the compensation and employment-related provisions of her Amended and Restated Employment Agreement, dated December 3, 2014, with the Company will be deemed terminated as of December 31, 2017.  Ms. Vernal’s Amended and Restated Employment Agreement provides for the principal terms and conditions of her employment with the Company, including base salary, an indication of eligibility for an annual bonus opportunity, participation in the Company’s employee benefit plans as may be in effect from time to time, paid time off, and reimbursement of reasonable business expenses. In lieu of any rights to severance pursuant to Ms. Vernal’s Amended and Restated Employment Agreement, in connection with her departure, it is expected that Ms. Vernal will enter into a separation and release agreement with the Company pursuant to which she will receive a severance payment in the amount of $150,000, as well as coverage of the Company’s portion of the costs of COBRA continuing health benefits through June 30, 2018, less applicable taxes and withholding and payable in accordance with the Company’s payroll practices, and subject to her execution of the Company’s standard form of separation and release agreement. The separation and release agreement is expected to contain confidentiality, waiver and non-disparagement provisions and the restrictive covenant obligations contained in her employment agreement will survive her termination of employment.

Item 8.01. Other Events.

In November 2017, the Company entered into an Employment Agreement with June Duchesne, effective as of January 1, 2018 (the “Employment Agreement”), pursuant to which Ms. Duchesne will serve as the Company’s Chief Legal Officer and Corporate Secretary. Prior to joining Inovalon, Ms. Duchesne served as Senior Vice President, Legal, for Dell Technologies, one of the world’s largest technology companies, where she lead the integrated legal support for the newly-formed Infrastructure Solutions Group and built out the legal support model for the  commercial scaling of the group’s global growth initiatives. Prior to Dell, Ms. Duchesne served in the Office of General Counsel in EMC Corporation from 2004 to 2016 in numerous roles, most recently as Senior Vice President and Assistant Secretary. In this role, she was responsible for a wide variety of general corporate matters, including corporate governance, mergers and acquisitions, securities, and corporate finance. During her tenure at EMC, Ms. Duchesne oversaw the acquisition of dozens of companies, lead the in-house legal team enabling the IPO of EMC’s virtualization software subsidiary, VMware, and was the primary in-house mergers and acquisitions lawyer leading the $67 billion acquisition of EMC by Dell in 2016. Prior to joining EMC, Ms. Duchesne worked from 1997 to 2004 at Skadden, Arps, Slate, Meagher & Flom, where she focused her practice on mergers and acquisitions, corporate finance, and other general corporate advice.

Ms. Duchesne graduated magna cum laude from the University of California, Berkeley with a bachelor of arts and received her law degree from Columbia University School of Law. She currently sits on the Council of the Boston Bar Association and serves as the Chair of its Governance Committee. She also serves on the global advisory board of the Women in Law Empowerment Forum (WILEF).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: November 21, 2017	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D. Chief Executive Officer and Chairman

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